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Press Release                                                       [BOSCH LOGO]


Exhibit 99.1                                                       31. Aug. 2006
                                                                   PI 5544 RB Ho


Acquisition of a leading communications technology provider
BOSCH ACQUISITION OF TELEX COMMUNICATIONS APPROVED
Organizational assignment to Bosch Security Systems

STUTTGART/MINNEAPOLIS - The Bosch Group has been granted the necessary approvals to acquire 100% of the shares in Telex Communications Holdings, Inc., Minneapolis/USA, as of August 31, 2006. Telex will be integrated into the Bosch Security Systems division. Telex is a leading manufacturer and supplier of professional audio, wireless, life safety and communication systems. In 2005, the company generated sales of 308 million U.S. dollars.

Bosch Security Systems provides comprehensive security and communication systems. With the acquisition, Bosch can improve its worldwide market position and significantly expand its communications systems product offerings.

Press contact:  Eric Kosmider
                Tel:  248-876-2474

The Bosch Group is a leading global manufacturer of automotive and industrial technology, consumer goods, and building technology. In fiscal 2005, some 251,000 associates generated sales of 41.5 billion euros. Set up in Stuttgart in 1886 by Robert Bosch (1861 - 1942) as "Workshop for Precision Mechanics and Electrical Engineering," the Bosch Group today comprises a manufacturing, sales, and after-sales service network of more than 280 subsidiaries and more then 12,000 Bosch Service Centers in over 140 countries.

The special ownership structure of the Bosch Group guarantees its financial independence and entrepreneurial freedom. It makes it possible for the company to undertake significant up-front investments in the safeguarding of its future, as well as to do justice to its social responsibility in a manner reflective of the spirit and will of its founder. A total of 92% of the share capital of Robert Bosch GmbH is held by the charitable foundation Robert Bosch Stiftung GmbH. The entrepreneurial ownership functions are carried out by Robert Bosch Industrietreuhand KG.

Additional information can be accessed at www.bosch.com.


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Robert Bosch GmbH     E-mail   michael.preuss@de.bosch.com     Corporate Communications
Postfach 10 60 50     Telefon  +49 711 811-6631                Leitung: Uta-Micaela Durig
D-70049 Stuttgart     Telefax  +49 711 811-7612                www.bosch-presse.de
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